Exhibit 10.1

SVB FINANCIAL GROUP

3.875% Convertible Senior Notes due 2011

Purchase Agreement

April 1, 2008

J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

SVB Financial Group, a Delaware corporation (the “Company”), proposes to sell to J.P. Morgan Securities Inc. (“JPM” or the “Initial Purchaser”) $200,000,000 principal amount of its 3.875% Convertible Senior Notes due 2011 (the “Initial Securities”). In addition, the Company proposes to grant to the Initial Purchaser an option (the “Option”) to purchase up to an additional $50,000,000 principal amount of 3.875% Convertible Senior Notes due 2011 to cover over-allotments (the “Optional Securities” and, together with the Initial Securities, the “Securities”).

The Securities are to be issued under an indenture (the “Indenture”) to be dated as of the Closing Date (as defined in Section 3) between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The Securities will be convertible, subject to certain conditions set forth in the Indenture, at the option of the holder prior to maturity (unless previously repurchased by the Company) for cash and fully paid, nonassessable shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), if any, in accordance with the terms of the Securities and the Indenture, as described in Schedule A hereto. As used herein, “Conversion Shares” means the shares of Common Stock into which the Securities are initially convertible.

The Securities and the Conversion Shares will be sold to the Initial Purchaser without being registered under the Securities Act of 1933, as amended (the “Act”), in reliance upon exemptions therefrom. The Company has prepared and delivered to the Initial Purchaser physical or electronic copies of a preliminary offering memorandum dated March 31, 2008 (the “Preliminary Offering Memorandum”) and has prepared and will deliver to the Initial Purchaser, on the date hereof or as soon as practicable, physical or electronic copies of a final offering memorandum dated April 1, 2008 (the “Final Offering Memorandum”), each for use by the Initial Purchaser in connection with its solicitation of purchases of, or its offering of, the Securities. “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either document) that has been prepared and delivered by the Company to the Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities and shall be deemed to include the exhibits thereto and any documents incorporated by reference therein. The Company hereby confirms that it has authorized the use of the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchaser in the manner contemplated by this Agreement.

Notwithstanding the foregoing, the Company and the Initial Purchaser hereby acknowledge that any statement contained in a document incorporated or deemed to be incorporated by reference in the Offering Memorandum shall be deemed to be modified or superseded for purposes of the Offering Memorandum to the extent that a statement contained in the Offering Memorandum or in any subsequently filed document or report that also is deemed to be incorporated by reference in the Offering Memorandum modifies or supersedes such statement.

1. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Initial Purchaser as follows:

(a) As of the Applicable Time (as defined below), neither (x) the Preliminary Offering Memorandum as supplemented by the final pricing term sheet, in the form attached hereto as Schedule B (the “Pricing Supplement”), that has been prepared and delivered by the Company to the Initial Purchaser in connection with their solicitation of offers to purchase the Securities, all considered together (collectively, the “Disclosure Package”), nor (y) any individual Supplemental Offering Materials (as defined below), when considered together with the Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. “Applicable Time” means 4:59 P.M (Eastern time) on April 1, 2008 or such other time as agreed by the Company and the Initial Purchaser.

“Supplemental Offering Materials” means any “written communication” (within the meaning of the 1933 Act Regulations (as defined below)) prepared by or on behalf of the Company, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than any notices satisfying the requirements of Rule 135c under the Act and other than the Offering Memorandum or amendments or supplements thereto (including the Pricing Supplement).

As of its issue date, as of the Closing Date, and, if applicable, as of the Option Closing Date, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Disclosure Package or the Final Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use therein.

(b) The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum, at the time they were filed or last amended, as the case may be, with the Securities and Exchange Commission (the “Commission”), complied, in all material respects, with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission thereunder (the “Exchange Act Regulations”), and did not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any additional documents deemed to be incorporated by reference in the Offering Memorandum will, if and when such documents are filed with the Commission, or when amended, as appropriate, comply in all material respects to the requirements of the Exchange Act and the Exchange Act Regulations and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Since the respective dates as of which information is disclosed in the Disclosure Package or the Final Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition (financial or otherwise), earnings, results of operations, business or properties of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(d) The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and to enter into and perform its obligations under this Agreement, the Indenture, the Securities and the Conversion Shares. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. The Company is duly registered as a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended. The Company has an authorized capitalization as set forth in the Disclosure Package and the Final Offering Memorandum, and all of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(e) Silicon Valley Bank (the “Bank”) is the only “significant subsidiary” of the Company (as such term is defined in Rule 1-02(w) of Regulation S-X) (the “Significant Subsidiary”). The Significant Subsidiary has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. The Significant Subsidiary has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, except where the failure to be in good standing would not result in a Material Adverse Effect. Except as otherwise disclosed in the Disclosure Package and the Final Offering Memorandum, all of the issued and outstanding capital stock of the Significant Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, and none of the outstanding shares of capital stock of the Significant Subsidiary were issued in violation of the preemptive or similar rights of any securityholder of the Significant Subsidiary.

(f) The Company’s authorized equity capitalization is as set forth in the Disclosure Package and the Final Offering Memorandum; the capital stock of the Company conforms as to legal matters in all material respects to the description thereof contained in the Disclosure Package and the Final Offering Memorandum; the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable; the Conversion Shares that are authorized on the date hereof have been duly authorized and are validly reserved for issuance upon conversion of the Securities and, when issued upon conversion of the Securities in accordance with the terms of the Securities and the Indenture, will be validly issued, fully paid and non-assessable.

(g) The Securities have been duly authorized, and, when executed and authenticated in accordance with the Indenture and delivered to and paid for by the Initial Purchaser pursuant to this Agreement (assuming the due authentication by the Trustee) at the Closing Date and, if applicable, at the Option Closing Date, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture; the Indenture has been duly authorized and, at the Closing Date and, if applicable, at the Option Closing Date, and when executed and delivered by the Company, assuming the due authorization, execution and delivery thereof by the Trustee, the Indenture will constitute a valid and legally binding instrument, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); the Indenture, the Securities and the Conversion Shares will conform in all material respects to the descriptions thereof in the Disclosure Package and the Final Offering Memorandum, and on the Closing Date and, if applicable, at the Option Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939 (the “Trust Indenture Act”), and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

(h) This Agreement has been duly authorized, executed and delivered by the Company.

(i) Neither the holders of outstanding shares of capital stock of the Company nor the holders of any of the Company’s other outstanding securities are entitled to preemptive or other rights to subscribe for the Securities or Conversion Shares. Except as set forth in the Disclosure Package and the Final Offering Memorandum and except for restricted stock units, or options to purchase or acquire shares of Common Stock, which, in each case, were granted under the Company’s previously or currently existing stock option, employee stock purchase and other similar officer, director or employee benefit plans after December 31, 2007 and which, in the aggregate, represent, in the case of restricted stock units, or are exercisable for, in the case of options, no more than 752,000 total shares of Common Stock, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

(j) Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws (or equivalent documents) or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject, except for such defaults that would not result in a Material Adverse Effect or have a material adverse effect on the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the Indenture, the Securities and the Conversion Shares, the consummation of the transactions contemplated herein and therein and in the Disclosure Package and the Final Offering Memorandum and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) any U.S. Federal or state statute, any rule, regulation or order of any governmental agency or body, or of any national securities exchange, or any U.S. Federal or state court having jurisdiction over the Company or any Significant Subsidiaries of the Company or any of their properties, or (ii) any agreement or instrument to which the Company or any such Significant Subsidiary is a party or by which the Company or any such Significant Subsidiary is bound or to which any of the properties of the Company or any such Significant Subsidiary is subject, or (iii) the charter or by-laws of the Company or any such Significant Subsidiary, except, in the case of clauses (i) and (ii) above, for such breaches, violations or defaults that do not and would not have, individually or in the aggregate, a Material Adverse Effect.

(k) The statements set forth in the Disclosure Package and the Final Offering Memorandum under the captions “Description of Capital Stock” and “Description of Notes,” insofar as they are descriptions of contracts, agreements or other legal documents or describe statutes, rules and regulations, and under the caption “Plan of Distribution,” insofar as they purport to describe the provisions of the documents referred to therein, fairly summarize the matters set forth therein in all material respects; and the statements set forth in the Disclosure Package and the Final Offering Memorandum under the caption “Supervision and Regulation” and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 in Part I, Item 1, “Business – Supervision and Regulation,” insofar as they purport to constitute summaries of legal matters or legal conclusions with respect thereto, are true and correct in all material respects.

(l) Other than as set forth in the Disclosure Package and the Final Offering Memorandum, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which (A) could reasonably be expected to result in a Material Adverse Effect or (B) could reasonably be expected to materially and adversely affect the assets or operations of the Company or any of its subsidiaries or the consummation of the transactions contemplated in this Agreement, the Indenture, the Securities and the Conversion Shares or the performance by the Company of its obligations hereunder or thereunder.

(m) The Company is not required, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Offering Memorandum will not be required, to register as an “investment company” under the Investment Company Act.

(n) The Company and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate U.S. Federal or state or other governmental agencies or bodies necessary to conduct the business now operated by them or contemplated in connection with the Securities and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(o) KPMG LLP, who have audited the consolidated financial statements of the Company and its subsidiaries included in the Disclosure Package and the Final Offering Memorandum, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Act.

(p) The audited consolidated financial statements included in the Disclosure Package and the Final Offering Memorandum, together with the supporting schedules, if any, and notes, present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified. Such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis throughout the periods involved except as otherwise stated therein. The selected consolidated financial data included in the Disclosure Package and the Final Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited consolidated financial statements included in the Disclosure Package and the Final Offering Memorandum.

(q) The Company maintains a system of internal control over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with the management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with the management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(r) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures (A) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, (B) have been evaluated for effectiveness as of the end of the annual or quarterly period reported to the Commission and (C) are effective to perform the functions for which they were established. In addition, prior to the filing of the Company’s Annual Report or Form 10-K for the year ended December 31, 2007, each of the Company’s auditors and the Audit Committee of the Company’s Board of Directors had been advised of (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; and, since such date, neither the Company’s auditors nor the Audit Committee of the Company’s Board of Directors have been advised of any such significant deficiencies and material weaknesses or fraud. Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(s) The Company, the Bank and, to the knowledge of the Company, the Company’s other subsidiaries are in compliance in all material respects with all laws administered by and regulations of any governmental authority applicable to it or to them (including, without limitation, all regulations and orders of, or agreements with, any Regulatory Agency (as defined below), the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act and Title III of the U.S.A. Patriot Act), the failure to comply with which would have a Material Adverse Effect. Except as otherwise disclosed to the Initial Purchaser or counsel to the Initial Purchaser, neither the Company nor any of its subsidiaries is subject or is party to, or has received any notice or advice that any of them may become subject or party to any investigation with respect to, any corrective, suspension or cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency that currently relates to or restricts in any material respect the conduct of their business or that in any manner relates to their capital adequacy, credit policies or management (each, a “Regulatory Agreement”), nor has the Company or any of its subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. The Company is not subject to any order of any Regulatory Agency which prohibits the payment of dividends by any of its subsidiaries. As used herein, the term “Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depository institutions or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Company or any of its subsidiaries.

(t) The Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended, and is a member of the Federal Reserve System. The deposit accounts of the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law and the rules and regulations of the FDIC, and no proceeding for the revocation or termination of such insurance is pending or, to the knowledge of the Company, threatened.

(u) No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of the principal suppliers, manufacturers, customers or contractors of the Company or any of its subsidiaries, which, in either case, would result in a Material Adverse Effect.

(v) The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent licenses, trademarks, service marks and trade names necessary to carry on their businesses as presently conducted and the Company and its subsidiaries have not received any notice of infringement of or conflict with asserted rights of others with respect to any patents, patent licenses, trademarks, service marks or trade names that, in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(w) Except as disclosed in the Disclosure Package and the Final Offering Memorandum, the Company and its Significant Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, except for liens, encumbrances and defects that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially interfere with the use made or to be made thereof by them; and except as disclosed in the Disclosure Package and the Final Offering Memorandum, the Company and its Significant Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(x) Neither the Company nor any affiliate of the Company has taken, nor will the Company or any affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in the unlawful stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(y) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any U.S. Federal or state court or governmental agency or body, or of any national securities exchange, is required for the authorization, execution, delivery by the Company of this Agreement, the Indenture, the Securities or the Conversion Shares, or the performance by the Company of its obligations hereunder or thereunder including the offering, issuance, sale and delivery of the Securities or the consummation by the Company of the transactions contemplated hereby or thereby, except as such as have already been made or obtained, or will be made or obtained prior to the Closing Date, or as may be required under the blue sky or securities laws of the various states.

(z) The Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not have a Material Adverse Effect.

(aa) The Company and its subsidiaries have filed all U.S. Federal, state, local and foreign tax returns or reports required to be filed, and have paid in full all taxes indicated by said returns or reports and all assessments received by it or any of them to the extent that such taxes have become due and payable, except where the Company and its subsidiaries are contesting in good faith such taxes and assessments and except where the failure to so file or pay would not reasonably be expected to have a Material Adverse Effect. The Company and the Bank have also filed all required applications, reports, returns and other documents and information with any Regulatory Agency except for such failures to file that would not reasonably be expected to have a Material Adverse Effect, and no such application, report, return or other document or information contained, as of the date it was filed, an untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading when made or failed to comply with the applicable requirements of the Regulatory Agency with which such application, report, return, document or information was filed, except for such misstatements that would not reasonably be expected to have a Material Adverse Effect.

(bb) No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Act (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering (a) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (b) any change in the outlook for any rating of the Company or any securities of the Company.

(cc) The Company and its subsidiaries maintain insurance of the types and in the amounts generally deemed adequate in their respective businesses and consistent with insurance coverage maintained by similar companies and businesses, and as required by the rules and regulations of all governmental agencies having jurisdiction over the Company or the Bank, all of which insurance is in full force and effect.

(dd) Neither the Company nor its subsidiaries have, directly or indirectly, at any time during the past five years (A) made any unlawful contribution to any candidate for public office, or failed to disclose fully any contribution in violation of law, or (B) made any payment to any U.S. Federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

(ee) The Company is in compliance with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(ff) Except as disclosed in the Disclosure Package and the Final Offering Memorandum, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or the Initial Purchaser for a brokerage commission, finder’s fee or other like payment for the offer and sale of the Securities as contemplated by this Agreement.

(gg) None of the Company, any of the Company’s subsidiaries or any agent thereof acting on behalf of them has taken, and none of them will take, any action that could reasonably be expected to cause this Agreement or the issuance or sale of the Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(hh) On the Closing Date and, if applicable, on the Option Closing Date, the Securities will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and the Disclosure Package and the Final Offering Memorandum, as of their respective dates, contain all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Act.

(ii) Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Act (“Regulation D”)) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities or the Conversion Shares under the Act.

(jj) None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchaser or any other person acting on its behalf, as to which no representation is made) has solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

(kk) Assuming the accuracy of the representations and warranties of the Initial Purchaser contained in Section 2(c) and its compliance with its agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchaser and the offer, resale and delivery of the Securities by the Initial Purchaser in the manner contemplated by this Agreement, the Disclosure Package and the Final Offering Memorandum, to register the Securities or the Conversion Shares under the Act or to qualify the Indenture under the Trust Indenture Act.

2. Purchase and Resale of the Securities.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to the Initial Purchaser and the Initial Purchaser agrees to purchase from the Company, $200,000,000 aggregate principal amount of Securities at the purchase price set forth in Schedule A.

(b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants the Option to the Initial Purchaser to purchase the Optional Securities at the same price as the Initial Purchaser shall pay for the Initial Securities plus accrued interest, if any, from the Closing Date to the date of payment and delivery. This option may be exercised at any time and from time to time, in whole or in part, on or before the thirteenth (13th) day following the date of this Agreement, by written notice by the Initial Purchaser to the Company to cover over-allotments; provided, however, that the Option may not be exercised unless either the Initial Securities and such Optional Securities will constitute a single “issue” for U.S. federal income tax purposes, or each of the Initial Securities and such Optional Securities (considered as separate “issues” for U.S. federal income tax purposes) will not be treated as having been issued with more than a “de minimis” amount of “original issue discount” for purposes of Sections 1271 et seq. of the Internal Revenue Code of 1986, as amended (the “Code”). Such notice shall set forth the aggregate number of Optional Securities as to which the option is being exercised and the date and time, as reasonably determined by the Initial Purchaser, when the Optional Securities are to be delivered (such date and time being herein sometimes referred to as the “Option Closing Date”); provided, however, that the Option Closing Date shall not be earlier than the Closing Date or earlier than the second full business day after the date on which the option shall have been exercised nor later than the eighth full business day after the date on which the option shall have been exercised.

(c) The Company understands that the Initial Purchaser intends to offer the Securities for resale on the terms set forth in the Disclosure Package and the Final Offering Memorandum. The Initial Purchaser represents, warrants and agrees that:

(i) it is a qualified institutional buyer within the meaning of Rule 144A under the Act (a “QIB”) and an accredited investor within the meaning of Rule 501(a) under the Act;

(ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Act; and

(iii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of their initial offering except to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Act (“Rule 144A”) and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A.

(d) The Initial Purchaser acknowledges and agrees that the Company and, for purposes of the opinions to be delivered to the Initial Purchaser pursuant to Sections 5(a) and 5(b), counsel for the Company and counsel for the Initial Purchaser, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchaser, and compliance by the Initial Purchaser with its agreements, contained in paragraph (c) above, and the Initial Purchaser hereby consents to such reliance.

(e) The Company acknowledges and agrees that the Initial Purchaser may offer and sell Securities to or through any affiliate of the Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through the Initial Purchaser; provided that such offers and sales shall be made in accordance with the provisions of this Agreement.

3. Payment and Delivery. Delivery of and payment for the certificates for the Initial Securities shall be made at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304 at 9:00 AM, New York City time, on April 7, 2008, or at such time on such later date not more than three Business Days after the foregoing date as the Initial Purchaser shall designate, which date and time may be postponed by agreement between the Initial Purchaser and the Company (such date and time of delivery and payment for the Initial Securities being herein called the “Closing Date”). Delivery of the Initial Securities and the Optional Securities shall be made to the Initial Purchaser against payment by the Initial Purchaser of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. Delivery of the Initial Securities and the Optional Securities shall be made through the facilities of The Depository Trust Company (“DTC”) unless the Initial Purchaser shall otherwise instruct.

4. Agreements. (A) The Company agrees with the Initial Purchaser that:

(a) The Company will deliver to the Initial Purchaser from time to time until the earlier to occur of (i) the completion of the distribution of the Securities and (ii) the date that is six months after the date hereof as many copies of the Offering Memorandum (including all amendments and supplements thereto) as the Initial Purchaser may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(b) The Company will arrange, if necessary, for the qualification of the Securities and Conversion Shares for offer and sale under the laws of such jurisdictions as the Initial Purchaser may reasonably request, will maintain such qualifications in effect so long as required for the distribution of the Securities by the Initial Purchaser and will pay any fee of the Financial Industry Regulatory Authority, Inc. (the “FINRA”), in connection with its review of the offering, if applicable; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits in any jurisdiction where it is not now so subject.

(c) The Company will apply the net proceeds from the sale of the Securities as set forth under the caption “Use of Proceeds” in the Offering Memorandum.

(d) Prior to the completion of the distribution of the Securities, before making or distributing any amendment or supplement to the Offering Memorandum, the Company will furnish to the Initial Purchaser and counsel for the Initial Purchaser a copy of the proposed amendment or supplement for review, and will not distribute any such proposed amendment or supplement or file any such document with the Commission to which the Initial Purchaser or counsel for the Initial Purchaser reasonably objects; provided, however, that the Initial Purchaser shall not object to any such filing if the Company obtains a written opinion of counsel reasonably satisfactory to the Initial Purchaser that such filing is required under the rules and regulations of the Act or Exchange Act; provided, further, that the Company shall have the right to file with the Commission any report required to be filed by the Company under the Exchange Act (based on the advice of the Company’s internal or external counsel) no later than the time period required by the Exchange Act. Neither the consent of the Initial Purchaser, nor the Initial Purchaser’s delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof. The Company will prepare the Pricing Supplement, in the form attached hereto as Schedule B, and shall furnish prior to the Applicable Time to the Initial Purchaser, without charge, as many physical or electronic copies of the Pricing Supplement as the Initial Purchaser may reasonably request. The Company represents and agrees that, unless it obtains the prior consent of the Initial Purchaser, it has not made and will not make any offer relating to the Securities by means of any Supplemental Offering Materials.

(e) The Company will advise the Initial Purchaser promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence of any event at any time prior to the completion of the initial offering of the Securities as a result of which the Disclosure Package, any Offering Memorandum as then amended or supplemented or any Supplemental Offering Materials would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its best efforts to prevent the issuance of any such order preventing or suspending the use of the Offering Memorandum or suspending any such qualification of the Securities and, if any such order is issued, will use its best efforts to obtain as soon as possible the withdrawal thereof.

(f) If at any time prior to the completion of the distribution of the Securities any event shall occur as a result of which the Disclosure Package, any Offering Memorandum as then amended or supplemented or any Supplemental Offering Materials would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or it is necessary to amend or supplement the Offering Memorandum to comply with the law, the Company will (1) notify the Initial Purchaser thereof, (2) forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchaser such amendments or supplements to the Offering Memorandum that will correct such statement or omission or effect such compliance, and (3) supply any amended or supplemented Offering Memorandum to the Initial Purchaser as the Initial Purchaser may reasonably request.

(g) The Company will not, without the prior written consent of the Initial Purchaser, during the period of 90 days following the date hereof (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of any shares of any class of common stock of the Company or any securities convertible into, or exercisable or exchangeable for shares of any class of common stock of the Company (whether such shares or any such securities are now owned or hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of any class of the common stock of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of any class of common stock of the Company or such other securities, in cash or otherwise; provided, however, that the Company may issue, sell, contract to sell or otherwise dispose of or grant options for, shares of any class of common stock of the Company or securities convertible into, or exchangeable for, shares of any class of common stock of the Company: (1) pursuant to this Agreement; (2) pursuant to any benefit plan, dividend reinvestment plan or 10b5-1 plan of the Company in effect as of the date hereof; (3) pursuant to any warrants, stock options or other convertible securities outstanding as of the date hereof; and (4) as consideration for the acquisition by the Company or one of its subsidiaries from a third party of assets or of equity interests of any other entity which entity would, after giving effect to the acquisition of such equity interests, be a subsidiary of the Company.

(h) While the Securities or the Conversion Shares remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Securities or the Conversion Shares and prospective purchasers of the Securities or the Conversion Shares designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act.

(i) The Company will use its reasonable efforts to assist the Initial Purchaser in arranging for the Securities to be designated Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) Market securities in accordance with the rules and regulations adopted by the FINRA relating to trading in the PORTAL Market and for the Securities to be eligible for clearance and settlement through DTC.

(j) During the one-year period commencing on the later of the Closing Date and the Option Closing Date (if any Optional Securities are purchased), the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Act) to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Act.

(k) Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities or the Conversion Shares under the Act.

(l) None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchaser and any other person acting on its behalf, as to which no covenant is given) will solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

(m) The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(n) The Company will file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the earlier to occur of (i) six months after the completion of the distribution of the Securities and (ii) the date that is six months after the date hereof.

(o) The Company will use its reasonable best efforts to list, subject to notice of issuance, the Conversion Shares on the Nasdaq Global Select Market.

(p) The Company will reserve and keep available at all times, free of any preemptive rights, Conversion Shares for the purpose of enabling the Company to satisfy any obligations to issue Conversion Shares upon the conversion of the Securities.

(q) The Company agrees that the total amount of shares of Common Stock subject to clause (iv) of the second paragraph of all lockup letters (a form of which is attached hereto as Exhibit C) will not exceed 50,000.

(B) Payment of Expenses.

(a) The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation and printing of the Disclosure Package and the Final Offering Memorandum (or any amendment or supplement thereto), and any Supplemental Offering Materials, (ii) the preparation, printing and delivery to the Initial Purchaser of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities and the Conversion Shares, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities and Conversion Shares under securities laws in accordance with the provisions of Section 4(A)(b) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchaser in connection therewith and in connection with the preparation of the Blue Sky Memorandum and any supplement thereto, (vi) the printing and delivery to the Initial Purchaser of copies of each Preliminary Offering Memorandum, any Supplemental Offering Materials and of the Final Offering Memorandum and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Initial Purchaser to investors, (vii) the preparation, printing and delivery to the Initial Purchaser of copies of the Blue Sky Memorandum and any supplement thereto, (viii) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken with the written approval of the Company in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, (x) any fees payable in connection with the rating of the Securities, (xi) any fees payable in connection with listing the Conversion Shares on the Nasdaq Global Select Market, (xii) the fees and expenses incurred in connection with the application for the inclusion of the Securities on the PORTAL Market and having the Securities eligible for clearance, settlement and trading through the facilities of DTC, and (xiii) the costs and charges of any transfer agent, registrar or dividend distributing agent. Except as provided in Section 9 and Section 4(B)(b), the Initial Purchaser shall pay all of its own costs and expenses in connection with the transactions contemplated hereby, including, without limitation, the fees and expenses of its counsel.

(b) If this Agreement is terminated by the Initial Purchaser in accordance with the provisions of Section 5 or Section 9(a)(i) hereof, the Company shall reimburse the Initial Purchaser for all of its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchaser.

5. Conditions to the Obligations of the Underwriters. The obligations of the Initial Purchaser to purchase the Securities shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the date hereof and the Closing Date (for purposes of this Section 5 “Closing Date” shall refer to the Closing Date for the Initial Securities and any Option Closing Date, if different, for the Optional Securities), to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a) Each of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Company, and Pillsbury Winthrop Shaw Pittman LLP, special regulatory counsel for the Company, shall have furnished to the Initial Purchaser a favorable opinion, dated the Closing Date, in form and substance satisfactory to counsel for the Initial Purchaser, to the effect set forth in Exhibits A and B hereto, respectively.

(b) The Initial Purchaser shall have received from Sidley Austin LLP, counsel for the Initial Purchaser, such opinion or opinions, dated the Closing Date, with respect to such matters as the Initial Purchaser may reasonably require.

(c) At the Closing Date, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Disclosure Package, any material adverse change in the condition (financial or otherwise), earnings, results of operations, business or properties of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Initial Purchaser shall have received a certificate of the Chief Executive Officer, President or an executive officer of the Company and of the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties of the Company herein are true and correct in all material respects with the same force and effect as though expressly made at and as of the Closing Date (except that any such representations or warranties that are qualified in respect of materiality or material adverse effect are true and correct in all respects) and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date.

(d) At the time of the execution of this Agreement, the Initial Purchaser shall have received from KPMG LLP a letter dated such date, in form and substance satisfactory to the Initial Purchaser, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Disclosure Package as of a date not more than three business days prior to the date of such letter.

(e) At the Closing Date, the Initial Purchaser shall have received from KPMG LLP a letter, dated as of the Closing Date, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Date.

(f) Since the execution of this Agreement, there shall not have occurred a downgrading in, or withdrawal of, the rating assigned to the Company or any securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and no such organization shall have publicly announced that it has under surveillance or review its rating of the Company or any securities of the Company or any of its subsidiaries (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating).

(g) The Securities shall have been approved by the FINRA for trading in the PORTAL Market and shall be eligible for clearance and settlement through DTC.

(h) The Company shall have filed a “Supplemental Listing Application of Additional Shares” and any required supporting documentation relating to the Conversion Shares with the Nasdaq Global Select Market.

(i) Prior to the Closing Date, the Company shall have furnished to the Initial Purchaser a letter substantially in the form of Exhibit C hereto from each officer and director of the Company listed on Exhibit D, addressed to the Initial Purchaser.

(j) At the Closing Date, counsel for the Initial Purchaser shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties of the Company, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to counsel for the Initial Purchaser.

If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Initial Purchaser at any time at or prior to the Closing Date, and such termination shall be without liability of any party to any other party except as provided in Section 4(B) and except that Sections 1, 6, 7, 8 and 13 shall survive any such termination and remain in full force and effect.

6. Indemnification and Contribution.

(a) Indemnification of the Initial Purchaser. The Company agrees to indemnify and hold harmless the Initial Purchaser, its affiliates, as such term is defined in Rule 501(b) under the Act (each, an “Affiliate”), its selling agents and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto), or any Supplemental Offering Materials, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by JPM), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto), or any Supplemental Offering Materials.

(b) Indemnification of the Company, Directors and Officers. The Initial Purchaser agrees to indemnify and hold harmless the Company, each of its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the

Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto), or any Supplemental Offering Materials, in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto), or any Supplemental Offering Materials.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by JPM, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested in writing an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 90 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 60 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Initial Purchaser, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchaser, in each case as set forth on Schedule A attached hereto, bear to the aggregate initial offering price of the Securities as set forth on Schedule A attached hereto.

The relative fault of the Company, on the one hand, and the Initial Purchaser, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by the Initial Purchaser, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company, on the one hand, and the Initial Purchaser, on the other hand, agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to investors exceeds the amount of any damages which the Initial Purchaser has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and the Initial Purchaser’s Affiliates and selling agents shall have the same rights to contribution as the Initial Purchaser, and each director and each officer of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.

Purchaser, and each director and each officer of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.

8. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Initial Purchaser, its Affiliates or selling agents or any person controlling the Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company, and (ii) delivery of and payment for the Securities.

9. Termination of Agreement.

(a) Termination; General. The Initial Purchaser may terminate this Agreement at any time at or prior to the Closing Date or, in the case of the Option Securities, prior to the Option Closing Date, (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Disclosure Package, any material adverse change in the condition (financial or otherwise), earnings, results of operations, business or properties of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Initial Purchaser, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the Nasdaq Global Select Market, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq Global Select Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the FINRA or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities or clearance, settlement or trading services in the United States, or (v) if a banking moratorium has been declared by Federal, New York or California authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4(B) hereof, and provided further that Sections 1, 6, 7, 8 and 13 shall survive such termination and remain in full force and effect.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchaser shall be directed to it at: J.P. Morgan Securities Inc., 277 Park Avenue, New York, New York 10172, attention: Equity Syndicate; and notices to the Company shall be directed to it at 3003 Tasman Drive, Santa Clara, California, 95054, attention of Treasurer, with a copy to Wilson Sonsini Goodrich & Rosati, Professional Corporation, attention of John A. Fore, Esq.

11. No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the Initial Purchaser, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction the Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (c) the Initial Purchaser has not assumed nor will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Initial Purchaser has advised or is currently advising the Company on other matters) and the Initial Purchaser has no obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Initial Purchaser and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (e) the Initial Purchaser has not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

12. Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the Affiliates, selling agents, officers and directors and controlling persons referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from the Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

14. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

16. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

17. Tax Disclosure. Notwithstanding any other provision of this Agreement, immediately upon commencement of discussions with respect to the transactions contemplated hereby, the Company (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. For purposes of the foregoing, the term “tax treatment” is the purported or claimed federal income tax treatment of the transactions contemplated hereby, and the term “tax structure” includes any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transactions contemplated hereby.

18. Xtract Research LLC. The Company hereby agrees that the Initial Purchaser may provide copies of the Preliminary Offering Memorandum and the Final Offering Memorandum relating to the offering of the Securities and any other agreements or documents relating thereto, including, without limitation, any trust indentures, to Xtract Research LLC (“Xtract”) following the completion of the offering for inclusion in an online research service sponsored by Xtract, access to which is restricted to QIBs.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a valid and legally binding agreement among the Company and the Initial Purchaser in accordance with its terms.

Very truly yours,

SVB FINANCIAL GROUP

By:	/s/ MICHAEL DESCHENEAUX
	Name:	Michael Descheneaux
	Title:	Chief Financial Officer

CONFIRMED AND ACCEPTED as of the date first above written:

J.P. MORGAN SECURITIES INC.

By:	/s/ SANTOSH SREENIVASAN
	Name:	Santosh Sreenivasan
	Title:	Executive Director

SCHEDULE A

1. The initial offering price per $1,000 principal amount of the Securities shall be 100% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

2. The purchase price per $1,000 principal amount to be paid by the Initial Purchaser for the Securities shall be 97.5% of the principal amount thereof.

3. Interest on the Securities at a rate of 3.875% per annum on the principal amount shall be payable semiannually in arrears on April 15 and October 15 of each year, beginning on October 15, 2008.

4. The Securities shall be convertible in certain circumstances set forth in the Indenture into Common Stock at an initial rate of 18.8525 shares of Common Stock per $1,000 principal amount of Securities and otherwise in accordance with the terms of the Securities and the Indenture. The conversion rate adjustments are summarized in the Preliminary Offering Memorandum.

5. The Securities will mature on April 15, 2011, unless earlier converted or repurchased.

6. Prior to the maturity date, the Securities will not be redeemable at the option of the Company.

7. If a “fundamental change” occurs, as defined in the Preliminary Offering Memorandum, at any time prior to the maturity date, holders of Securities may require the Company to repurchase all or a portion of their Securities for cash (in any case in principal amounts of $1,000 and integral multiples thereof) at a purchase price equal to 100% of the principal amount of the Securities to be repurchased plus accrued interest, if any, to, but excluding, the repurchase date.

Sch. A-1

SCHEDULE B

SVB Financial Group

$200,000,000

3.875% Convertible Senior Notes due 2011

Pricing Term Sheet

This pricing term sheet relates to the Notes (as such term is defined below) and should be read together with the Preliminary Offering Memorandum for the Notes dated March 31, 2008. This pricing term sheet supplements, and to the extent inconsistent supersedes, such Preliminary Offering Memorandum.

Issuer:	SVB Financial Group (“SIVB”)

Ticker / Exchange:	SIVB / The NASDAQ Global Select Market

Title of securities:	3.875% Convertible Senior Notes due 2011 (the “Notes”)

Aggregate principal amount offered:	$200,000,000

Over-allotment option:	$50,000,000

Annual interest rate:	The Notes will bear cash interest at a rate of 3.875% per year.

Last sale price of SIVB common stock:	$42.95

Conversion premium:	23.5%

Initial conversion price:	Approximately $53.04 per share of SIVB common stock.

Initial conversion rate:	18.8525 shares of SIVB common stock per $1,000 principal amount of Notes.

Interest payment dates:	Interest will accrue from April 7, 2008, and will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2008.

Maturity date:	April 15, 2011, subject to the earlier of repurchase or conversion.

Call dates:	The Notes are not redeemable prior to maturity.

Put dates:	Holders have the option to require the repurchase of their Notes as described under “Repurchase at the Option of the Holder upon a Fundamental Change” as described below.

Sch. B-1

Dividend protection:	The conversion rate will be adjusted for any distribution of cash to all or substantially all holders of SIVB common stock by a formula based on the amount per share of such distribution, as set forth in the Preliminary Offering Memorandum.

Repurchase at the Option of the Holder upon a Fundamental Change:	Upon a “fundamental change” as defined in the Preliminary Offering Memorandum the holders may require the Issuer to repurchase for cash any or all of their Notes, or any portion of the principal amount thereof, that is equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date.

Registration rights:	The Issuer does not intend to file a shelf registration statement under the Securities Act relating to the resale of the notes and any common stock issuable upon conversion of the notes. The Issuer has agreed to make a one-time payment equal to 25 basis points of the principal amount of the notes if as of any date during the six-month period commencing on the date that is six months after the original issue date of the notes it is not current with its filings (other than current reports on Form 8-K) under Section 13 or 15(d) of the Exchange Act, subject to a cure period.

Ranking:	The notes will be general unsecured and unsubordinated obligations of the Issuer, will rank equally in right of payment with all of the Issuer’s existing and future unsecured and unsubordinated indebtedness, and will rank senior in right of payment to all of the Issuer’s existing and future indebtedness that is expressly subordinated in right of payment to the notes.

Listing:	None

Trade date:	April 2, 2008

Settlement date:	April 7, 2008

CUSIP:	78486Q AA9

ISIN:	US78486QAA94

Sch. B-2

Convertible Note Hedge and Warrant Transactions:	In connection with this offering, the Issuer intends to enter into convertible note hedge transactions with counterparties, one of which is an affiliate of J.P. Morgan Securities Inc., the initial purchaser of the notes. The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, approximately 3.7705 million shares of SIVB common stock. These transactions are expected to reduce the potential dilution upon conversion of the notes. The Issuer also intends to enter into warrant transactions with the counterparties to purchase, subject to customary anti-dilution adjustments, up to approximately 3.7705 million shares of SIVB common stock. The warrant transactions could have a dilutive effect on SIVB earnings per share to the extent that the price of SIVB common stock exceeds the strike price of the warrants. The Issuer intends to use a portion of the net proceeds from this offering to pay the net cost of the convertible note hedge and warrant transactions. If the initial purchaser exercises its over-allotment option, the Issuer will sell additional warrants and use a portion of the net proceeds from the sale of the additional notes and the sale of the additional warrants to increase the size of the convertible note hedge transactions.

Use of proceeds:

The Issuer estimates the net proceeds from this offering will be approximately $194.6 million (or approximately $243.4 million if the initial purchaser exercises its over-allotment option in full). The Issuer expects to use

(i) approximately $150 million of the net proceeds of this offering to cash settle that portion of its conversion obligation due upon conversion of the Issuer’s Zero Coupon Convertible Subordinated Notes due 2008 equal to the principal amount of those notes, or, to the extent not converted, to otherwise repay the principal amount of those notes when they become due on June 15, 2008,

(ii) a portion of the net proceeds for the cost of the convertible note hedge transactions after such cost is offset by the proceeds of the warrant transactions described in “Convertible note hedge and warrant transactions” in the Preliminary Offering Memorandum and

(iii) any remaining net proceeds for general corporate purposes.

The Issuer estimates that the cost of the convertible note hedge transactions that is not covered by the proceeds from the sale of the warrants will be approximately $16.44 million. If the option granted to the initial purchaser to purchase additional notes is exercised, the Issuer will use the net proceeds from the sale of additional notes to enter into additional convertible note hedge transactions and for general corporate purposes. The Issuer will also enter into additional warrant transactions, which would result in additional proceeds.

Sch. B-3

Adjustment to conversion rate upon a Make-Whole Fundamental Change:	The following table sets forth the amount, if any, by which the conversion rate per $1,000 principal amount of the Notes will increase for each stock price and effective date set forth below:

Stock Price

Effective Date	$42.95	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00	$140.00	$150.00	$160.00

April 7, 2008	4.4303	3.4041	2.0603	1.3911	1.0309	0.8178	0.6787	0.5796	0.5040	0.4433	0.3929	0.3500	0.3129
April 15, 2009	4.4303	2.9132	1.5262	0.9213	0.6430	0.4998	0.4143	0.3556	0.3110	0.2750	0.2447	0.2187	0.1960
April 15, 2010	4.4303	2.2073	0.7892	0.3394	0.2069	0.1607	0.1365	0.1192	0.1051	0.0933	0.0832	0.0744	0.0667
April 15, 2011	4.4303	1.1444	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the two dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $160.00 per share (subject to adjustment), no additional shares will be added to the conversion rate;

•	if the stock price is less than $42.95 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion exceed 23.2828 per $1,000 principal amount of the Notes, subject to adjustments in the same manner as the conversion rate as described in the Preliminary Offering Memorandum.

This communication is intended for the sole use of the person to whom it is provided by the sender.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such state.

The Notes and the SIVB common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. Accordingly, the Notes are being offered and sold only to “qualified institutional buyers” as defined in Rule 144A promulgated under the Securities Act. The Notes and the SIVB common stock issuable upon conversion of the Notes, if any, are not transferable except in accordance with the restrictions described under “Transfer Restrictions” in the Preliminary Offering Memorandum.

Sch. B-4

The information in this pricing term sheet supplements the Preliminary Offering Memorandum, dated March 31, 2008. This pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Sch. B-5